Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Apex Systems, Inc., a Virginia corporation
Assignment Ready, Inc., a Delaware corporation
On Assignment Staffing Services, Inc., a Delaware corporation
Oxford Global Resources, Inc., a Delaware corporation
VSS Holding, Inc., a Nevada corporation
Other subsidiaries of the Registrant are omitted from this exhibit pursuant to Regulation S-K 601(b)(21)(ii)